SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this "Agreement"), dated March 31, 2017 (the "Effective Date"), is executed by and between Integral Technologies, Inc., a Nevada corporation (the "Company") and Lisa Cha. The Company and Lisa Cha are each respectively referred to herein as a "Party" and collectively as "the Parties."

WHEREAS, the Parties entered into that certain Securities Purchase Agreement dated as of January 1, 2016 pursuant to which the Company issued Lisa Cha a promissory note in the principal amount of $115,500 in exchange for Lisa Cha lending the Company $110,000 (the "Note");

WHEREAS, the Note is currently in default with the amount outstanding pursuant to the Note, as of March 31th, 2017, is $38,000 and a balance of $49,400 including default penalties.

WHEREAS, in lieu of the Company paying back the amount owed pursuant to the Note, the Company has agreed to issue and Lisa Cha has agreed to accept, shares of the Company's common stock as full repayment of the Note; and

WHEREAS, the Parties desire to fully and finally settle all claims between them with respect to the Note.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is stipulated and agreed, by and among the undersigned, that any claims arising from any amounts owed by the Company to Lisa Cha pursuant to the Note (including due to any events of default under the Note) (the "Settled Claims") are fully and finally settled upon the following terms and conditions:

Section 1. . In exchange for Lisa Cha's settlement and release of the Settled Claims, the Company shall issue 950,000 shares of Integral common stock to Lisa Cha. Upon full issuance of the Settlement Shares, the Note shall be considered fully repaid and Lisa Cha shall return the Note to the Company.

Section 2. Default. A Default shall be declared in the event that the Company fails to issue the Settlement Shares to Lisa Cha within five business days from the effective date of this agreement request or if Lisa Cha is unable to utilize rule 144 to clear and deposit the Settlement Shares. In the event of a Default this Agreement shall be deemed null and void at the sole option of Lisa Cha.

Section 3. Release by Lisa Cha. Upon issuance of the Settlement Shares, and subject to the other conditions in this Agreement, Lisa Cha , on her own behalf, and on behalf of her respective past, present or future employees, agents, attorneys, administrators, heirs, executors, trustees, beneficiaries, representatives, successors, assigns, and related business entities (collectively, the "Cha Releasing Parties"), hereby absolutely, unconditionally and irrevocably RELEASE and FOREVER DISCHARGE the Company, its subsidiaries, and each of its respective past, present or future parent entities, divisions, affiliates, subsidiaries, related

business entities, shareholders, members, partners, limited partners, directors, managing directors, managers, officers, control persons, employees, agents, attorneys, administrators, representatives, successors and assigns (collectively, the "Company Released Parties") from any and all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by any of the Cha Releasing Parties, whether the same be at law, in equity or mixed, which such Cha Releasing Party ever had, now has, or hereafter can, shall or may have against any or all of the Company Released Parties, in respect of or arising from the Settled Claims, (collectively the "Cha Released Claims"); provided, however, that nothing contained in this Agreement shall be construed to prohibit Lisa Cha from bringing appropriate proceedings to enforce the obligations of the Company set forth in this Agreement and/or to fulfill its obligations hereunder, none of which are released hereby until Lisa Cha's receipt of the Settlement Shares (subject to the conditions in Section 2).

Section 5. Release by the Company. Upon the execution of this Agreement, the Company, on its own behalf, and on behalf of its respective past, present or future parent entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, present and former directors, managing directors, managers, officers, control persons, shareholders, employees, agents, attorneys, administrators, heirs, executors, trustees, beneficiaries, representatives, successors and assigns (collectively, the "Company Releasing Parties"), hereby absolutely, unconditionally and irrevocably RELEASE and FOREVER DISCHARGE each of Lisa Cha and each of his respective past, present or future employees, agents, attorneys, administrators, heirs, executors, trustees, beneficiaries, representatives, successors, assigns, and related business entities (collectively, the "Cha Released Parties") from any and all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by any of the Company Releasing Parties, whether the same be at law, in equity or mixed, which such Company Releasing Party ever had, now has, or hereafter can, shall or may have against any or all of the Cha Released Parties, in respect of or arising from the Settled Claims, (collectively, the "Company Released Claims"); provided, however, that nothing contained in this Agreement shall be construed to prohibit the Company from bringing appropriate proceedings to enforce the obligations of Lisa Cha hereunder.

Section 6. Power, Authority and Capacity. Each Party represents and warrants to the other Party that it has the power, authority and capacity to enter into this Agreement.

Section 7. Preparation of Agreement. Each Party represents to the other that its counsel has negotiated and participated in the drafting of, and are legally authorized to negotiate and draft, this Agreement. Each Party to this Agreement acknowledges that this Agreement was drafted jointly by the Parties hereto and each Party has contributed substantially and materially to the preparation of this Agreement. The Agreement shall be construed as having been made and entered into as the result of arms-length negotiations, entered into freely and without coercion or duress, between parties of equal bargaining power. The language in this Agreement and any documents executed in connection therewith shall be interpreted as to its fair meaning and not strictly for or against any Party.

Section 8. No Assignment of Released Claims. Each Releasing Party represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any Released Claim.

Section 9. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part of degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 10. Amendment; Governing Law. This Agreement may not be amended, modified or supplemented except in a writing signed by the Parties. This Agreement shall be governed by and construed under the laws of the State of Nevada without regard to principles of conflicts of law.

Section 11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12. Waiver. No delay in exercising any right hereunder shall be deemed a waiver thereof, and no waiver shall be deemed to have any application to any future default or exercise of rights hereunder.

Section 13. Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all Parties hereto. No Party has relied on any representations not contained within or referred to in this Agreement and the documents delivered herewith.

Section 14. Captions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first above written.

INTEGRAL TECHNOLOGIES, INC.

By: ______________________________
Name: Doug Bathaeur
Title: Chief Executive Officer

Lisa Cha

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